EXHIBIT 99.1


(BW) (SUGEN) (SUGN) SUGEN, Inc. Announces Private Placement of $17.5 Million Senior Convertible Notes

         Business Editors & Health Writers

         REDWOOD CITY, Calif.--(BW HealthWire)--Sept. 10, 1997--SUGEN, Inc. (NASDAQ:SUGN) announced the private placement of $17.5 million of Senior Convertible Notes. The notes, which will not be convertible for 90 days from the closing date, can thereafter be converted at 100% of an average of specified trading prices during the 20 trading day period prior to a conversion. The private placement is scheduled to close on September 12.

         The convertible notes will be sold at par, mature in September 2000 and bear interest at a rate of 5.0% per annum. Interest on the convertible notes may be paid in SUGEN Common Stock or cash at the Company's option. Starting on January 19, 1998, the conversion price may not exceed 115% of the average closing bid price of the SUGEN Common Stock for the 20 trading days immediately preceding this date. The investors will also be issued three year warrants to acquire 262,500 shares of Common Stock which have an exercise price of $16.74. If the notes are not converted into Common Stock, upon maturity in September 2000 they will be exchanged for 13.75% 5-year debentures.

         "This innovative financing allows us to maintain the strength of SUGEN's financial position while addressing concerns about dilution and the disruption to trading of stock that so often occur with conventional secondary offerings," stated Stephen Evans-Freke, SUGEN's Chairman and Chief Executive Officer. "The structure of this financing allows us to tap into new pools of capital not traditionally available to biotechnology companies. More importantly, the absence of a discount-to-market in the conversion pricing is crucial in aligning the interests of the noteholder with the Company. Moreover, the financing was effected with a very small and select group of investors assembled and led by Diaz & Altschul Capital LLC."

         Diaz & Altschul Capital, LLC of New York City was the placement agent in the transaction. Delta Opportunity Fund, Ltd., which is advised by Diaz & Altschul Advisors, LLC, is the lead investor in the transaction. SUGEN has agreed to file a registration statement for the resale of the shares of SUGEN Common Stock acquired on conversion of the convertible notes and exercise of the warrants within 30 days of the closing date.

         SUGEN, Inc. is a biopharamceutical company focusing on the development of new classes of small molecule drugs which interact in a specific manner with different members of the tyrosine kinase, serine-threonine kinase and tyrosine phosphatase families of signal transduction molecules, and their signalling pathways. These pathways are involved in a number of human diseases including cancer and diabetes, as well as disorders of the body's



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immune  defenses and  neurological  systems.  SUGEN  currently has SU101 (a PDGF receptor inhibitor) in Phase II clinical studies for the treatment of malignant gliomas and other cancers; SU5271 (an EGF receptor inhibitor) in Phase I clinical studies for the treatment of psoriasis; and recently filed an IND for a
Flk-1  angiogenesis   inhibitor.   The  Company  has  research  and  development
collaborations with Zeneca, ASTA Medica and Allergan.

         This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include the factors more fully discussed in the Company's 1996 Form 10-K and most recent Form 10-Q. The Company undertakes no obligation to release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

         Additional written materials and press releases regarding SUGEN are available through the SUGEN Fax-On-Demand Information Service by dialing 888/329-4699.


         Contact: SUGEN, Inc.
                  D. Kevin Kwok, 650/306-7700
                  IRDEPT@SUGEN.SF.CA.US
                           or
                  Burns McClellan, Inc.
                  Reagan Codner, 212/213-0006 (investors)
                  Audra Nass, 415/352-6262 (media)